                                                                    EXHIBIT 99.1

            HANMI FINANCIAL CORPORATION REPORTS RECORD NET INCOME OF $19.2 MILLION FOR 2003; EARNINGS PER SHARE INCREASE TO $1.34

                -- TOTAL ASSETS GROW TO A RECORD $1.79 BILLION --

LOS ANGELES, CA. -- January 26, 2004 (Market Wire) - Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, today reported net income for the year ended December 31, 2003 of $19.2 million, an increase of 12.8 percent compared with 2002 net income of $17.0 million. Fully diluted earnings per share increased in 2003 to $1.34 compared with $1.20 in 2002.

Fourth quarter pre-tax income was $9.9 million, an increase of 37.0 percent compared with $7.2 million in the same period of 2002. Fourth quarter earnings were reduced by $929,000, or $0.06 per fully diluted share, as a result of the reversal of certain net state tax benefits recorded in the first three quarters of 2003. Fourth quarter income exclusive of such reversals was $6.0 million, or $0.42 per fully diluted share.

Fourth quarter 2003 GAAP net income was $5.1 million, an increase of 5.9 percent compared with $4.8 million in the same period of 2002. Fourth quarter 2003 fully diluted earnings per share were $0.35, compared with $0.34 in the fourth quarter of 2002.

"This was an extraordinary year both in terms of our financial performance and the building of the foundation for a successful future for Hanmi Bank," said Jae Whan Yoo, President and CEO. "We are pleased with our strong financial results: our net interest income increased 18.0 percent and our total assets grew 22.6 percent in 2003 to a record $1.79 billion, and our net loans increased 28 percent during the year to $1.25 billion. From this position of strength, we are looking forward to the next steps under our definitive agreement to acquire Pacific Union Bank. The combination, which we hope to complete in the second quarter of 2004, will position Hanmi Bank as the premier Korean-American bank, second to none in the U.S. I am also pleased to report the progress of both banks in developing a post-merger integration plan."

                            FOURTH QUARTER HIGHLIGHTS

- Fourth quarter 2003 earnings before income taxes increased 37.0 percent to $9.9 million, compared with $7.2 million during the same quarter in 2002.

- Net interest income before provision for loan losses increased 32.7 percent to $16.5 million from $12.4 million the fourth quarter of 2002.

- Service charges and fee income increased 14.1 percent to $3.9 million from $3.4 million in the fourth quarter of 2002.

- Gain on sale of investments declined 83.9 percent to $244,000 from $1.5 million in the fourth quarter of 2002.

- Income taxes increased 98.6 percent from $2.4 million to $4.8 million, due primarily to the higher pre-tax income in the fourth quarter and the reversal of net state tax benefits recorded in the first three quarters of 2003. The company reversed the tax benefits in response to an announcement issued by the California Franchise Tax Board in the fourth quarter of 2003.

- Hanmi on December 22 announced a definitive agreement to acquire Pacific Union Bank, a commercial bank based in Los Angeles with assets reported at $1.1 billion.

-     Hanmi appointed new Chief Financial Officer, Michael J. Winiarski.

                              FULL-YEAR HIGHLIGHTS

- Full year earnings before income taxes increased 21.5 percent to $31.6 million, compared with $26.0 million in 2002.

- Net interest income before provision for loan losses increased 18.0 percent to $57.0 million from $48.3 million in 2002.

- Service charges and fee income increased 14.1 percent to $15.1 million from $13.2 million in 2002.

- Total assets increased to a record $1.79 billion, an increase of 22.6 percent from $1.46 billion as of December 31, 2002.

- Net loans increased 28.0 percent to $1.25 billion from $0.97 billion as of December 31, 2002.

-     The efficiency ratio improved to 51.3 percent from 55.4 percent in 2002.

- Hanmi opened two additional branches in Silicon Valley and Downtown Los Angeles, bringing its total branches to fifteen.


NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

Net interest income before provision for loan losses was $16.5 million for the fourth quarter of 2003, an increase of $4.1 million, or 32.7 percent, compared with $12.4 million for the same quarter in 2002. Net interest income before provision for loan losses for the full year increased by $8.7 million, or 18 percent, to $57.0 million compared with $48.3 million for 2002. The increase in net interest income was primarily due to an increase of average interest-earning assets over average interest bearing liabilities. The net interest margin was
3.99 percent for the fourth quarter of 2003 and 3.73 percent for the full year.

Average interest-earning assets increased $333.8 million or 25.3 percent over the fourth quarter of 2002 and provided an additional $3.7 million of interest income compared with the fourth quarter of 2002. The majority of this growth was funded by a $252 million, or a 20.2 percent, increase in total deposits and a $48 million increase in the quarterly average balance of Federal Home Loan Bank borrowings. However, interest expense decreased by $403,000 due to faster re-pricing of interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, as the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the Company's loan portfolio. The provision for loan losses was $1.3 million in the fourth quarter of 2003 compared with $1.7 million for the fourth quarter of 2002.

NON-INTEREST INCOME

Non-interest income was $5.1 million for the fourth quarter of 2003, which represented a decrease of 10.2 percent compared with $5.7 million recognized during the same quarter in 2002. The decrease was mainly due to a decrease in the gain on sales of securities, offset by increases in service charges on deposit accounts and international trade finance fees. The gain on sales of available-for-sale securities decreased by $1.3 million to $244,000, compared with $1.5 million during the fourth quarter of 2002. Other non-interest income increased by 16.8 percent or $695,000, which includes a $291,000 increase in service charges on deposit accounts and a $158,000 increase in trade finance fees.

NON-INTEREST EXPENSE

Non-interest expense increased by $1.2 million or 12.7 percent to $10.4 million in the fourth quarter of 2003 compared with $9.2 million in the fourth quarter of 2002. The increase during the fourth quarter of 2003 was primarily attributable to increases in salaries and employee benefits, due to the opening of two new branches.

INCOME TAXES

The provision for taxes for the fourth quarter of 2003 was $4.8 million, bringing the provision for the full year to $12.4 million, at an effective rate of 39.3 percent. The provision for the fourth quarter includes the reversal of California tax benefits arising from certain transactions involving a real estate investment trust (REIT). The California Franchise Tax Board has taken the position that such tax benefits will be disallowed pursuant to California Senate Bill 614 and Assembly Bill 1601, which were enacted in October 2003. The Company continues to believe that it is entitled to the benefits of them under the law. However, realization of them in the near term is not assured, and for that reason the Company has reversed all REIT consent dividend benefits recorded in 2003.

FINANCIAL POSITION

Total assets were $1.79 billion at December 31, 2003, up 22.6 percent from the balance of $1.46 billion at December 31, 2002, primarily reflecting the growth in commercial real estate loans and commercial loans. Hanmi Bank's investment securities portfolio increased 49.4 percent to $417.7 million at December 31, 2003, up $138.1 million compared to $279.5 million at December 31, 2002.

At December 31, 2003, net loans totaled $1.25 billion, an increase of $272.9 million or 28.0 percent from $974.1 million at December 31, 2002. The majority of the growth was in commercial and real estate loans, which resulted primarily from new business. Commercial loans grew by $138.1 million to $711.0 million at December 31, 2003, compared to $572.9 million at December 31, 2002. Real estate loans increased by $127.8 million to $499.4 million at December 31, 2003, compared to $371.6 million at December 31, 2002.

The growth in total assets was funded by increases in customer deposits of $161.9 million, up by 12.6 percent, to $1.45 billion. These rising balances were led by increases in time deposits of $84.3 million, up 14.5 percent to $667.8 million, non-interest bearing accounts of $63.0 million, up 15.3 percent to $475.1 million, money market checking accounts of $15.8 million, up 8.3 percent to $206.1 million, and offset by a decrease in savings accounts of $1.3 million or 1.3 percent to $96.9 million.

The Company's borrowings mostly take the form of advances from the Federal Home Loan Bank of San Francisco ("FHLB") and repurchase agreements. Advances from the FHLB were $148.4 million, and securities sold under agreements to repurchase were $9.5 million at December 31, 2003.

ASSET QUALITY

Total non-performing assets ("NPAs"), which include accruing loans due 90 days or more, non-accrual loans, and other real estate owned ("OREO") assets increased by $2.2 million to $8.7 million at year end 2003 from $6.5 million at December 31, 2002. Non-performing assets as a percentage of gross loans increased to 0.68 percent at December 31, 2003 from 0.65 percent at December 31, 2002.

At December 31, 2003, accruing loans 90 days or more past due were $557,000, down $60,000 from $617,000 at December 31, 2002. However, non-accrual loans were $8.1 million, up $2.2 million from $5.9 million at December 31, 2002. There were no OREO assets at December 31, 2003.

The allowance for loan losses was $14.7 million, and represented the amount needed to maintain an allowance that the Company believes should be sufficient to absorb loan losses inherent in its loan portfolio. The allowance for loan losses represented 1.16 percent of gross loans and 170.1 percent of non-performing loans at December 31, 2003. The comparable ratios were 1.24 percent of year-end 2002 gross loans and 189.5 percent of non-performing loans at December 31, 2002.

ABOUT HANMI FINANCIAL CORPORATION:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 15 full-service offices in Los Angeles, Orange, San Diego and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

FORWARD-LOOKING STATEMENTS:
This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: risks associated with the Company's pending acquisition of Pacific Union Bank, including potential deposit run-off; general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company's real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company's business; and changes in securities markets. In addition, Hanmi sets forth certain risks in its reports filed with the Securities and Exchange Commission, including the Company's Form 10-Q for the quarter ended September 30, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which could cause actual results to differ from those projected.

FINANCIAL HIGHLIGHTS

        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)             FOR THE QUARTER ENDED            FOR THE YEAR ENDED
-----------------------------------------------------------            DECEMBER 31,                   DECEMBER 31,
                                                              -----------------------------   -----------------------------
                                                                   2003            2002            2003            2002
                                                              -----------------------------   -----------------------------
CONDENSED INCOME STATEMENT
Interest income                                               $      21,623   $      17,960   $      77,761   $      69,607
Interest expense                                                      5,121           5,524          20,796          21,345
                                                              -------------   -------------   -------------   -------------
   Net interest income                                               16,502          12,436          56,965          48,262
Provision for loan losses                                             1,300           1,650           5,680           4,800
                                                              -------------   -------------   -------------   -------------
   Net interest income after provision                               15,202          10,786          51,285          43,462
Service charge on deposit accounts                                    2,684           2,393          10,339           9,195
Trade finance fees                                                      758             600           2,887           2,410
Remittance fees                                                         264             232             952             786
Other service charges and fees                                          195             194             875             803
Bank owned life insurance income                                        116             141             499             552
Change in fair value of interest rate swap                               35              --              35           1,368
Gain on sales of loans                                                  528             409           2,157           1,875
Gain on sale of investments                                             244           1,514           1,094           3,265
All other non-interest income                                           263             179             840             659
                                                              -------------   -------------   -------------   -------------
   Non interest income                                                5,087           5,662          19,678          20,913
Salaries and employee benefits                                        5,703           4,822          21,214          17,930
Expenses of premises and fixed assets                                 1,343           1,125           5,198           4,330
Data processing expense                                                 770             717           3,080           2,784
Supplies and communications                                             383             370           1,496           1,466
Professional fees                                                       229             201           1,167           1,003
Advertising and promotion                                               544             486           1,635           1,523
Loan referral fees                                                      268             160             921             691
Impairment charge on investment                                          --              10              --           4,416
Other non-interest expense                                            1,162           1,342           4,614           4,190
                                                              -------------   -------------   -------------   -------------
   Non-interest expense                                              10,402           9,233          39,325          38,333
                                                              -------------   -------------   -------------   -------------
      Income before income taxes                                      9,887           7,215          31,638          26,042
Income taxes                                                          4,812           2,423          12,425           9,012
                                                              -------------   -------------   -------------   -------------
         Net Income                                           $       5,075   $       4,792   $      19,213   $      17,030
                                                              =============   =============   =============   =============
Basic EPS                                                     $        0.36   $        0.34   $        1.37   $        1.23
Diluted EPS                                                   $        0.35   $        0.34   $        1.34   $        1.20
Weighted average shares outstanding-- basic                      14,144,497      13,823,785      14,046,354      13,823,785
Weighted average shares outstanding-- diluted                    14,452,873      14,052,343      14,331,013      14,153,246

                                                  AS OF                AS OF                 CHANGE
                                            DECEMBER 31, 2003    DECEMBER 31, 2002     AMOUNT     PERCENTAGE
                                            -----------------    -----------------  -----------   ----------
CONDENSED BALANCE SHEET
Assets
Cash and due from banks                       $      59,595        $      67,772    $    (8,177)     -12.1%
Federal funds sold                                       --               55,000        (55,000)    -100.0%
Term federal funds sold                                  --               30,000        (30,000)    -100.0%
FRB and FHLB stock                                   10,355                4,579          5,776
Investment securities                               417,616              279,548        138,068       49.4%
Loans:
   Loans, net of unearned income                  1,261,748              986,408        275,340       27.9%
   Allowance for loan and lease losses               14,734               12,269          2,465       20.1%
                                              -------------        -------------    -----------     ------
      Net loans                                   1,247,014              974,139        272,875       28.0%
Due from customers on acceptances                     3,930                4,472           (542)     -12.1%
Bank premises and equipments                          8,435                8,240            195        2.4%
Accrued interest receivable                           6,686                5,533          1,153       20.8%
Deferred income taxes                                 7,207                4,223          2,984       70.7%
Bank owned life insurance                            11,137               10,637            500        4.7%
Other assets                                         13,779               12,155          1,624       13.4%
                                              -------------        -------------    -----------     ------
            Total Assets                      $   1,785,754        $   1,456,298    $   329,456       22.6%
                                              =============        =============    ===========     ======
Liabilities and Stockholders'
equity
   Noninterest-bearing deposits               $     475,100        $     412,060    $    63,040       15.3%
Interest-bearing deposits                     $     970,735        $     871,919    $    98,816       11.3%
                                              -------------        -------------    -----------     ------
Total deposits                                    1,445,835            1,283,979        161,856       12.6%
Accrued interest payable                              4,403                3,385          1,018       30.1%
Acceptances outstanding                               3,930                4,472           (542)     -12.1%
Borrowed funds                                      182,999               37,797        145,202      384.2%
Other liabilities                                     9,120                2,197          6,923      315.1%
                                              -------------        -------------    -----------     ------
            Total Liabilities                     1,646,287            1,331,830        314,457       23.6%
                                              -------------        -------------    -----------     ------
Shareholders' equity                                139,467              124,468         14,999       12.1%
                                              -------------        -------------    -----------     ------
         Total Liabilities and Equity         $   1,785,754        $   1,456,298    $   329,456       22.6%
                                              =============        =============    ===========     ======

                                                         FOR THE YEAR ENDED
                                               --------------------------------------
                                               DECEMBER 31, 2003    DECEMBER 31, 2002
                                               -----------------    -----------------
AVERAGE BALANCE
Average net loans                                $   1,103,765        $     882,625
Average interest-earning assets                      1,525,633            1,211,553
Average assets                                       1,623,214            1,308,886
Average interest-bearing liabilities                 1,057,249              854,858
Average deposits                                     1,416,564            1,164,561
Average equity                                         132,369              112,927
SELECTED PERFORMANCE RATIOS
Return on average assets                                  1.18%                1.30%
Return on average equity                                 14.51%               15.08%
Efficiency ratio                                         51.31%               55.41%
Net interest margin                                       3.73%                3.98%

                                                      AS OF                  AS OF
                                                DECEMBER 31, 2003      DECEMBER 31, 2002
                                               -------------------    -------------------
ALLOWANCE FOR LOAN LOSSES
Balance at the beginning of the year                $  12,269            $  10,064
Provision for loan losses                               5,680                4,800
Charge-offs, net of recoveries                          3,215                2,595
                                                    ---------            ---------
Balance at the end of the year                      $  14,734            $  12,269
                                                    =========            =========
Loan loss allowance /Gross loans                         1.16%                1.24%
Loan loss allowance/Non-performing loans               170.12%              189.48%

                                                      AS OF                  AS OF
                                                DECEMBER 31, 2003      DECEMBER 31, 2002
                                               -------------------    -------------------
NON-PERFORMING ASSETS

Accruing loans - 90 days past due                   $     557            $     617
Non accrual loans                                       8,104                5,858
                                                    ---------            ---------
Total Non-performing loans                          $   8,661            $   6,475
                                                    =========            =========
Total Non-performing loans / Total gross loans          0.68%                0.65%
Total Non-performing assets                         $   8,661            $   6,475
                                                    =========            =========
Total Non-performing assets / Total Assets              0.49%                0.44%

                                                  AS OF                AS OF                 CHANGE
                                            DECEMBER 31, 2003    DECEMBER 31, 2002     AMOUNT     PERCENTAGE
                                            -----------------    -----------------  -----------   ----------
LOAN PORTFOLIO

Real estate loans                             $     499,376        $   371,593      $   127,783   34.4%
Commercial loans                                    711,012            572,910          138,102   24.1%
Consumer loans                                       54,878             44,416           10,462   23.6%
                                              -------------        -----------      -----------   ----
   Total gross loans                              1,265,266            988,919          276,347   27.9%
Unearned loan fees                                   (3,518)            (2,511)          (1,007)  40.1%
Allowance for loan losses                           (14,734)           (12,269)          (2,465)  20.1%
                                              -------------        -----------      -----------   ----
      Net loans                               $   1,247,014        $   974,139      $   272,875   28.0%
                                              =============        ===========      ===========   ====
LOAN MIX

Real estate loans                                     39.47%             37.58%
Commercial loans                                      56.19%             57.93%
Consumer loans                                         4.34%              4.49%
                                              -------------        -----------
      Total gross loans                              100.00%            100.00%
                                              =============        ===========

                                                  AS OF                AS OF                 CHANGE
                                            DECEMBER 31, 2003    DECEMBER 31, 2002     AMOUNT     PERCENTAGE
                                            -----------------    -----------------  -----------   ----------
DEPOSIT PORTFOLIO

Non-interest bearing                          $     475,100        $     412,060    $    63,040    15.3%
Money market checking                               206,086              190,314         15,772     8.3%
Savings                                              96,869               98,121         (1,252)   -1.3%
Time certificates of deposit $100,000
or more                                             388,944              323,544         65,400    20.2%
Other time deposits                                 278,836              259,940         18,896     7.3%
      Total deposits                          $   1,445,835        $   1,283,979    $   161,856    12.6%
                                              =============        =============    ===========    ====
DEPOSIT MIX
Non-interest bearing                                  32.86%               32.09%
Money market checking                                 14.25%               14.82%
Savings                                                6.70%                7.64%
Time certificates of deposit $100,000
or more                                               26.90%               25.20%
Other time deposits                                   19.29%               20.24%
   Total deposits                                    100.00%              100.00%
                                              =============        =============

Contact:  Hanmi Financial Corporation
          Michael J. Winiarski, CFO             (213) 368-3200
          Stephanie Yoon, Investor Relations    (213) 427-5631